Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279438

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

SUPPLEMENT TO AN OFFER DOCUMENT

IN RELATION TO A VOLUNTARY PUBLIC OFFER

TO THE SHAREHOLDERS OF

MAREL HF.

(Registration no. 620483-0369)

Submitted by

JOHN BEAN TECHNOLOGIES EUROPE B.V.

(Registration no. 63675013)

27 November 2024

This Supplement contains important information and should be read carefully before any decision is made with respect to accepting the Offer submitted by the Offeror for all issued and outstanding Shares (excluding any Marel Treasury Shares).

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS SUPPLEMENT OR ANY OTHER DOCUMENTS REGARDING THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER U.S. LAW.

INFORMATION ABOUT THE OFFER IS CONTAINED IN THIS SUPPLEMENT WHICH WE URGE YOU TO READ.

IMPORTANT INFORMATION

General

On 24 June 2024, John Bean Technologies Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, with its seat in Rotterdam, the Netherlands, and registered with the Dutch Trade Register under no. 63675013 (the “Offeror”), a wholly owned subsidiary of John Bean Technologies Corporation (“JBT”), made a voluntary public offer to the shareholders of Marel hf., an Icelandic public limited liability company, with registration number 620483-0369 and registered seat in Garðabær, Iceland (“Marel” or the “Company”), to tender all outstanding shares in Marel to the Offeror at a price per share of EUR 3.60 in cash, newly issued shares in JBT or a mix of cash and newly issued shares in JBT (the “Offer”). This document (the “Supplement”) constitutes a supplement to the offer document prepared by the Offeror, which was published on 24 June in relation to the Offer (the “Offer Document”). This Supplement shall at all times be read together with, and as an integrated part of, the Offer Document. The definitions used in the Offer Document also apply to the Supplement.

The Supplement shall be governed by and construed in accordance with Icelandic law. Disputes concerning the Supplement, or arising in connection therewith, shall be settled exclusively by Icelandic courts, with the District Court of Reykjavík, Iceland, as first instance, unless otherwise agreed between the Offeror, JBT and Marel.

The information in this Supplement is intended to be accurate, although not complete, only as of the day of the announcement of the Supplement. It is not implied that the information has been or will be accurate at any other time. Except as required by applicable law or regulation, the Offeror expressly disclaims any obligation or undertaking to publicly announce updates or revisions regarding the Supplement. The information in the Supplement is provided solely with respect to the Offer and is not permitted to be used for any other purpose.

Forward-looking statements

Statements in this Supplement relating to any future status or circumstances, including statements regarding future performance, growth and other trend projections and other effects of the Offer, are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “intends”, “expects”, “believes”, or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that could occur in the future. Actual results may differ materially from those expressed or implied by these forward-looking statements due to several factors, many of which are outside the control of the Offeror.

Any forward-looking statements made herein speak only as of the date on which they are announced. Except as required by applicable law or regulations, the Offeror expressly disclaims any obligation or undertaking to publicly announce updates or revisions to any forward-looking statements contained in the Supplement to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statements is based. The reader should, however, consult any additional disclosures that the Offeror, JBT or Marel have made or may make.

Offer restrictions

The Offer is not being made, whether directly or indirectly, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated in an offering prospectus, dated 20 June 2024 and published in relation to the Offer (the “Offering Prospectus”). Persons obtaining the Offer Document and/or the Offering Prospectus and/or into whose possession the Offer Document and/or the Offering Prospectus comes are required to take due note and observe all such restrictions and obtain any necessary authorizations, approvals or consents. Neither the Offeror nor any of its advisors accepts any liability for any violation by any person of any such restriction. Any person (including, without limitation, custodians, nominees and trustees) who intends to forward the Offer Document and/or the Offering Prospectus or any related document to any jurisdiction outside Iceland, the Netherlands, Denmark and the United States should inform themselves of the laws of the relevant jurisdiction and should also carefully read the information contained in section 2 “General information” of the Offering Prospectus before taking any action. The distribution of the Offer Document and/or the Offering Prospectus in jurisdictions other than Iceland, the Netherlands, Denmark or the United States may be restricted by law, and, therefore, persons who come into possession of the Offer Document and/or the Offering Prospectus should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws and regulations of any such jurisdiction.

Further information regarding the conditions, restrictions and limitations of liability applicable to the Offer can be found in the Offer Document and the Offering Prospectus.

SUPPLEMENT TO THE OFFER DOCUMENT

On 24 June 2024, John Bean Technologies Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, with its seat in Rotterdam, the Netherlands, and registered with the Dutch Trade Register under no. 63675013 (the “Offeror”), a wholly owned subsidiary of John Bean Technologies Corporation (“JBT”), made a voluntary public offer (the “Offer”) to the shareholders of Marel hf., an Icelandic public limited liability company, with registration number 620483-0369 and registered seat in Garðabær, Iceland (“Marel” or the “Company”), to acquire all of the issued and outstanding Shares (other than any Marel Treasury Shares) at a price per Share of (i) EUR 3.60 in cash, (ii) a mix of EUR 1.26 in cash and 0.0265 newly and validly issued, fully paid and non-assessable JBT Offer Shares or (iii) 0.0407 newly and validly issued, fully paid and non-assessable JBT Offer Shares. This document (the “Supplement”) constitutes a supplement to the offer document prepared by the Offeror, which was approved by the Financial Supervisory Authority of the Central Bank of Iceland and published on 24 June 2024 in relation to the Offer (the “Offer Document”).

This Supplement shall at all times be read together with, and as an integrated part of, the Offer Document. Shareholders are encouraged to review the Offer Document. The terms and conditions of the Offer shall be governed by the Offer Document, unless stated otherwise in this Supplement. The definitions used in the Offer Document also apply to the Supplement.

This Supplement has been prepared to (i) amend the settlement period of the Offer to the effect that the settlement of the Offer shall take place no later than five (5) Business Days from the Expiration Date, instead of three (3) Business Days from the Expiration Date as currently set out in the Offer Document, and (ii) amend the Offer Period to the effect that the Offer shall expire at 12.00 noon Icelandic time, instead of 5.00 p.m. Icelandic time, on the Expiration Date. The purpose of the amendments is to extend the settlement period of the Offer in order to ensure a safe and smooth settlement of the Offer to Accepting Shareholders.

Amendments to the Offer Document

This Supplement hereby (i) amends the settlement period of the Offer to the effect that the settlement of the Offer shall take place no later than five (5) Business Days from the Expiration Date and (ii) amends the Offer Period to the effect that the Offer shall expire at 12.00 noon Icelandic time on the Expiration Date (collectively, the “Amendments”). Any and all additional sections of the Offer Document are hereby deemed to be amended to reflect the intentions of the Amendments provided for in this Supplement.

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At any time during the Offer Period, Accepting Shareholders may withdraw their tendered Shares. Following the Expiration Date, withdrawal rights will cease, and any Shares tendered into the Offer will not be able to be withdrawn. Further information about withdrawal rights can be found in section 4.10 (Withdrawal Rights) of the Offer Document.

For complete terms and conditions and other information about the Offer, please refer to the Offer Document which, together with the Supplement, is available on the websites of JBT (www.jbtc.com) and the Company (www.marel.com).

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